Exhibit 2.2

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Amendment (this “Amendment”) to the Business Combination Agreement is made and entered into effective as of August 12, 2025, by and among (i) Launch One Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) Minovia Therapeutics Ltd., an Israeli company limited by shares (together with its successors, the “Company”), and (iii) Mito US One Ltd., an Israeli company limited by shares (together with its successors, “Pubco”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the BCA.

WHEREAS, (i) SPAC, (ii) Launch One Sponsor LLC, a Delaware limited liability company, in the capacity as the SPAC Representative thereunder, (iii) the Company, (iv) Natalie Yivgi-Ohana, in the capacity as the Seller Representative thereunder, (v) Pubco and (iv) Mito Sub Israel Ltd., an Israeli company limited by shares and a wholly-owned subsidiary of Pubco, are parties to that certain Business Combination Agreement made and entered into as of June 25, 2025 (the “Original BCA”);

WHEREAS, pursuant to Section 10.11 of the Original BCA, the Original BCA can be amended by execution of a written instrument signed by SPAC, the Company and Pubco; and

WHEREAS, the parties desire to amend the Original BCA on the terms and conditions set forth herein (as amended, including by this Amendment, the “BCA”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the BCA, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendments to Extend Timeline for Consummation of the Bridge Financing. The parties hereto hereby agree to amend the Original BCA as follows:

(a) Section 6.19(a) of the Original BCA is hereby amended to change the period of thirty (30) days in the second line thereof and replace it with a period of sixty (60) days.

(b) Section 8.1(j) of the Original BCA is hereby amended and restated as below:

“(j) by written notice by either SPAC or the Company to the other if the Bridge Financing for at least $5,000,000 in gross proceeds to the Company has not been consummated on or before the sixtieth (60th) day following the date of this Agreement; provided, that if the Bridge Financing for at least $5,000,000 in gross proceeds to the Company is consummated after such sixty (60) day period, from and after the consummation of such Bridge Financing, each of SPAC and the Company shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(j); or”

2. Amendment to BCA Amendment Provision. The parties hereby agree that Section 10.11 of the Original BCA is hereby amended and restated in its entirety to read as follows:

“10.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco, the Company, the SPAC Representative and the Seller Representative.”

3. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original BCA and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original BCA or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original BCA, as amended by this Amendment (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). The BCA, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the BCA, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original BCA is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original BCA shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original BCA, and, without limiting the foregoing, Sections 10.1 through 10.12 and 10.14 through 10.16 of the Original BCA are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Business Combination Agreement as of the date first written above.

SPAC:

LAUNCH ONE ACQUISITION CORP.

By:	/s/ Chris Erhlich
	Name:	Chris Erhlich
	Title:	Chief Executive officer

The Company:

MINOVIA THERAPEUTICS LTD.

By:	/s/ Natalie Yivgi-Ohana
	Name:	Natalie Yivgi-Ohana
	Title:	Chief Executive Officer

Pubco:

MITO US ONE LTD.

By:	/s/ Natalie Yivgi-Ohana
	Name:	Natalie Yivgi-Ohana
	Title:	Director

{Signature Page to First Amendment to Business Combination Agreement}